Exhibit 99.1

Betawave Corporation Reports Fiscal Year 2008
Results and Reports a 270% Increase in Total Revenues Compared To Prior Fiscal Year

Ends 2008 with over 25 million Unique Users in its Publisher Network

SAN FRANCISCO--(BUSINESS WIRE)--Betawave Corporation (OTCBB:BWAV) www.betawave.com, the first attention-based digital media company, with a domestic reach of over 25 million unique users*, reported its results for the year ended December 31, 2008 and announced a 270% increase in total revenues compared to the year ended December 31, 2007.

Betawave made tremendous strides during what was a challenging year and an extremely difficult fourth quarter for many companies. Significant achievements during 2008 included the official launch of its digital publisher network in February, the midyear hiring of prominent ad industry exec, Matt Freeman, as CEO, and the closing of a $22.5 million financing in December. Financial metrics also trended positively. Highlights are:

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Total revenues increased 270% to $7,701,599 for the year ended December 31, 2008 from $2,081,182 for the previous year. Total revenue in the fourth quarter increased 7% from the prior quarter despite the severe downturn in the economy.

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The size of the Betawave Network grew to 25 million unique domestic users per month at the end of 2008. According to comScore ratings for February 2009, Betawave ranked #2 in the Kids Entertainment category, behind Viacom/Nickelodeon. Betawave also performed exceptionally well against women and moms as compared to the top competitors in the Lifestyles category, rivaling the Glam Network and NBC’s iVillage.com for domestic reach. On time spent per visit, Betawave beat out the top 5 entities in the category, which included Yahoo!’s Shine and AOL Lifestyle and Living, by more than 70% for moms and 40% plus for women age 25 to 54.

Management Comment, Matt Freeman, CEO of Betawave

“Betawave endured a tough macroeconomic environment in 2008 and registered strong numbers for the year. Our portfolio of sites grew both in terms of the number of unique users and the quality of our environments. Our immersive, attention-based media approach brings greater accountability and better results for brands at a time when, more than ever, marketers are demanding greater return on their advertising investment.”

The following summarizes certain selected financial data of Betawave for the years ended, and as of, December 31, 2008 and 2007.

CONSOLIDATED STATEMENT OF OPERATIONS	For the years ended
	December 31, 2008	December 31, 2007
Revenues	$7,701,599	$2,081,182
Total costs of revenues and expenses	$22,508,017	$17,330,015
Net loss	$(16,969,985)	$(16,377,858)
Net loss per share – basic and diluted	$(0.66)	$(0.68)

CONSOLIDATED CASH FLOW DATA	For the years ended
	December 31, 2008	December 31, 2007
Net cash used in operating activities	$7,077,358	$13,550,034
Net cash provided by (used in) investing activities	$(41,118)	$692,846
Net cash provided by financing activities	$17,872,763	$10,596,480

CONSOLIDATED BALANCE SHEET DATA	As of
	December 31, 2008	December 31, 2007
Current Assets	$15,933,086	$3,216,835
Total Assets	$16,282,563	$4,981,617
Total Liabilities	$5,796,969	$8,373,237
Total stockholders’ equity (deficit)	$10,485,594	$(3,391,620)
Total liabilities and stockholders’ equity (deficit)	$16,282,563	$4,981,617

The financial statement information set forth in this press release should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related thereto included in Betawave’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which was filed today with the Securities and Exchange Commission (SEC) and is available for review on the SEC’s website at www.sec.gov.

* Source: Comscore Media Metrix, February 2009, Unduplicated Audience

Betawave Corporation (www.betawave.com) (OTCBB:BWAV), headquartered in San Francisco and New York with sales offices in Los Angeles and Chicago, is a leading digital entertainment and media company focused on brand immersion experiences that reach consumers in a deeply engaged state of mind. Betawave specializes in aggregating and distributing premium content on a large network of quality sites for which Betawave is the exclusive brand advertising monetization partner. The Betawave portfolio of publishers reaches 25 million unduplicated online users domestically.* It ranks as the second largest online U.S. youth opportunity and a top five ‘mom’ opportunity for blue-chip advertisers. * Source: Comscore Media Metrix, February 2009, Unduplicated Audience.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, such as statements of Betawave’s plans, objectives, expectations and intentions. Forward-looking statements in this press release are generally identified by words, such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “will,” and “would,” and similar expressions that are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of Betawave to be materially different from those expressed or implied by forward-looking statements. Actual events may differ materially from those mentioned in these forward-looking statements because of a number of risks and uncertainties. Discussion of factors affecting Betawave’s business and prospects is contained in Betawave’s periodic filings with the Securities and Exchange Commission, including Betawave’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009. Betawave undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.